SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Second Amendment to Second Amended and Restated Employment Agreement (“Second Amendment”) is entered into by and between ICO, Inc. (the “Company”) and Jon C. Biro (“Employee”), to be effective January 20, 2006 (the “Effective Date”).

WHEREAS, Employee and the Company entered into an Employment Agreement (the “Agreement”), being effective as of January 28, 2004, which Agreement was amended by the First Amendment to Second Amended and Restated Employment Agreement (the “First Amendment”), being effective February 11, 2005; and

WHEREAS, the parties desire to further amend the Agreement, as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, the Company and Employee agree as follows:

1.	Pursuant to Section 1.1(a) of the Agreement, the parties hereby agree to extend the Agreement for an additional two-year Extension Period.

2.
It is the parties’ agreement that Employee’s Annual Incentive Bonus (as defined in Section 2.2 of the Agreement) for the Company’s fiscal year 2006 (commencing October 1, 2006) shall be calculated pursuant to Exhibit A hereto, with the following clarification: For the purpose of the fiscal year 2006 incentive calculation, “Corporate Expenses,” as defined on page 2 of Exhibit A, shall also be adjusted (the “Adjustment”) to exclude unbudgeted business unit related expenses that are paid and included in corporate expenses for the Company’s fiscal year 2006. The Adjustment shall be reviewed and approved by the Company’s Chief Executive Officer.

3.	Effective November 1, 2005, Employee’s Base Salary (as defined in Section 2.1 of the Agreement) is increased to Two Hundred and Thirty-Five Thousand Dollars ($235,000) per annum.

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

ICO, Inc.	Employee
/s/ A. John Knapp, Jr.	/s/ Jon C. Biro
A. John Knapp, Jr.	Jon C. Biro
President & Chief Executive Officer	Chief Financial Officer

Date: January 20, 2005	Date: January 20, 2005

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Exhibit A

FY 2006 Incentive Plan Matrix- CFO

		Pay-out as a percentage of Base Salary *
Measurement	Weighting	0%	24%	48%
Corporate Expenses (1)	33%
ICO, Inc. consolidated ROE	33%
Subjective/Qualitative Factors	33%

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Exhibit A (continued)

ICO, Inc.
FY 2006 Incentive Plan Matrix - CFO
Explanation of Measurement Definitions and additional Explanatory Notes

Measurement definitions

* “Corporate Expenses”: Defined as Corporate general and administrative expenses, excluding stock option expenses and excluding Sarbanes-Oxley 404 implementation expenses. These targets assume the SEC and/or PCAOB will provide relief to small companies (including ICO) to reduce the burden of SOX 404. If this relief is not granted then the targets shall be adjusted to factor in SOX 404 expenses for FY 2006 (i.e. exclude such expenses from Corporate expenses for the purpose of the incentive calculation expenses for unbudgeted third-party-404 related audit and other fees necessary to comply).

* “ROE”: Net income from continuing operations, minus preferred dividends (whether paid or accrued towards Convertible Preferred Stock liquidation preference), divided by Stockholders' equity, less the liquidation preference of Convertible Preferred Stock. For purposes of this calculation, Stockholders' equity and liquidation preference balances shall be averaged using the previous four (4) quarter-end balances, plus the prior year-end balance (e.g. for FY 2006 bonus calculation the FY 2005 previous year end-balance plus the four quarter-end balances of fiscal year 2006).

Computational Note
For each measurement the bonus amount payable is calculated as the result achieved for each measurement (i.e. the 0%, 24% or 48% pay-out) times the weighting and multiplied by the CFO’s Base Salary. Results for each measurement falling between the targeted amounts adjust the pay-out targets by interpolating the percentage of: (i) the resulted achieved minus the lower threshold divided by, (ii) the difference between the higher and lower target, times (iii) the higher pay-out target percentage.

Additional Explanatory Notes
* Subject to Compensation Committee approval of all terms of grant, and subject to options being available under an existing ICO, Inc. employee stock option plan, for bonus amounts achieved in any measurement category based on exceeding any applicable 24% target, at the Committee’s discretion the Committee may, if requested by the CFO, award stock options in place of a portion of incentive cash compensation, priced, with such options vesting immediately and using the Company’s option pricing model in accordance with SFAS 123R.

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